UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 12, 2012

Date of Report (Date of earliest event reported)

Bitzio, Inc.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction)

000-51688

(Commission File Number)

16-1734022

(IRS Employer Identification No.)

548 Market Street, Suite 18224, San Francisco, California, 94104

(Address of principal executive offices)

(213) 400-0770

Registrant’s telephone number, including area code

_______________________________________________

 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 FR 240.13e-4(c))

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 12, 2012, Mr. Peter Parks was appointed Chief Marketing Officer and Mr. John Swartz was appointed Chief Technology Officer of Bitzio, Inc. In addition, Mr. Amish Shah, formerly Bitzio, Inc.’s Executive Vice President of Product Vision, has been promoted to Chief Product Officer.

Peter Parks was formerly CEO of Advanced Marketing Wealth Solutions and is considered a global expert in affiliate marketing.  Parks achieved “Super Affiliate” status while training under Frank Kern, widely considered to be one of the world’s foremost Internet marketing experts.  Parks has over 10 years of online marketing experience, is the author of “Affiliate Punisher”, and is a highly sought-after speaker at mobile applications and social media conferences worldwide.

John Swartz has worked with companies such as Novell, Microsoft and Cisco.  With a master’s degree in nuclear physics, Swartz founded his first technology company in 1998 and successfully sold it in 2004.  Since 2008, he has been operating multiple iOS and Android app development companies and has published over 800 apps, which, cumulatively, have had over 100 million downloads and receive an average of 1,000,000 impressions each day.

Amish Shah is recognized worldwide as a thought leader and visionary in the affiliate marketing and mobile apps industry.  Shah has over 10 years of experience in marketing and advertising.  He was the cofounder and former CEO of DigiSpace Solutions, an online marketing and advertising company that Bitzio acquired. DigiSpace Solutions generated close to $1 million in revenue its first year in business and was honored for two years running in the prestigious Inc. 500 list of fastest growing companies as they saw their revenue grow to over $5M in their second year of business. In the four years prior, he ran campaigns in over 100 markets, drove 105,000,000,000 (105 Billion) impressions and yielded over $100M in revenue for advertisers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 12, 2012

BITZIO, INC.

/s/ Gordon C. McDougall

Gordon C. McDougall

Chief Executive Officer